Exhibit 10.36

SEVERANCE AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of October 21, 2005 (the “Effective Date”) by and among Artesyn Technologies, Inc., a Florida corporation (hereinafter referred to as the “Company”), and the individual identified on the signature page of this Agreement (the “Employee”).

WITNESSETH

WHEREAS, the Employee is a key employee of the Company; and

WHEREAS, the Company and the Employee are parties to a letter agreement, dated July 13, 2005 (the “Letter Agreement”), providing, among other things, for certain severance protection in the event of a termination of the Employee’s employment with the Company; and

WHEREAS, in connection with the Employee’s appointment as the Chief Financial Officer of the Company, the Company wishes to provide the Employee with severance protection commensurate with certain other key executive officers of the Company, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Employee and the availability of his advice and counsel, and to induce the Employee to remain in the employ of the Company and agree to the covenants set forth in this Agreement, and for other good and valuable consideration, the Company and the Employee agree to be legally bound as follows:

Article 1. Definitions

1.1	Whenever used in this Agreement, the following terms have the meanings set forth below;

1.2	“Base Salary” means the salary of record paid by the Company to the Employee as an annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

1.3	“Cause” means the occurrence of any one or more of the following:

1.3.1	Any conviction of the Employee of a felony under Federal or state law;

1.3.2	Any failure of the Employee to perform, in any material respect, any of his duties or obligations for the Company or any affiliate of the Company (other than as a result of a disability), and if such failure continues for more than thirty (30) days after notice from the Company thereof; provided, however, that if such failure is incapable of being cured, in the good faith determination of the Company, no such thirty (30)-day notice period shall apply; or

1.3.3	Any action or omission to take action by the Employee in connection with his duties and/or responsibilities for the Company or any affiliate of the Company that constitutes willful misconduct or gross negligence and such action or omission adversely affect the business, reputation, financial or other condition of the Company.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

1.4	“Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

1.4.1	The consummation of any of the following transactions: (A) a merger, recapitalization or other business combination of the Company with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of the Company’s common stock are converted into cash, securities of another corporation or other property, other than a transaction in which the holders of the Company’s common stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) will continue to own at least 50% of the total voting power of the than outstanding securities of the surviving or continuing corporation immediately after such transaction, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and/or state law;

1.4.2	A transaction in which any Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company, an affiliate of the Company, or any profit sharing, employee ownership or other employee benefit or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (A) shall purchase common stock (or securities convertible into common stock) representing at least 40% of the total voting power of the then-outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (B) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of related transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of the Company’s directors;

1.4.3	If, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors of the Company (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof; or

1.4.4	The consummation of (A) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Employee’s Division, or (B) any spin-off or other transaction pursuant to which the Employee’s Division is acquired by an unrelated party or becomes unaffiliated with the Company.

1.5	“Division” means the Company business unit, either the Power Conversion or Communications Products division as of the Effective Date, that employs the Employee or to which the Employee is otherwise assigned as of the date of any Change in Control.

1.6	“Eligible Termination” means either (i) a Termination Without Cause by the Company, or (ii) a Resignation With Good Reason by the Employee.

1.7	“Resignation With Good Reason” means any termination by the Employee of the Employee’s employment after the occurrence of any of the following to which the Employee shall not have consented: (i) the assignment to the Employee of positions or duties materially inconsistent with the Employee’s positions and duties as of the date of any Change in Control, (ii) a material diminution of the Employee’s position, authority, responsibilities or benefits to which he is entitled as of the date of any Change in Control, (iii) a relocation of the Employee’s workplace further than a fifty (50) mile radius from the present location, or (iv) a material reduction of the Employee’s base salary or the Employee’s “target award” opportunity under the Company’s incentive bonus program.

A Resignation With Good Reason shall not be effective unless and until the Employee has given notice of the condition giving rise to the Resignation With Good Reason and such condition is not corrected within thirty (30) days of such notice.

1.8	“Severance Benefits” means the benefits described in Section 2.1 of this Agreement as, and solely to extent that, the Employee is entitled to such benefits as provided under the terms of this Agreement.

1.9	“Severance Period” means the period beginning on the date that a Change in Control is deemed to have occurred and ending on the second anniversary of that date.

1.10	“Termination Without Cause” means a discharge by the Company of the Employee from his employment other than for Cause.

Article 2. Severance Benefits

2.1	Severance Benefits. In the event that, during the term of this Agreement, an Eligible Termination shall occur during a Severance Period, the Company shall pay to the Employee, in a single lump sum within ten (10) days following the date of the Employee’s termination, (i) an amount equal to the Employee’s highest monthly Base Salary during the 12-month period immediately prior to the date of termination times twenty-four (24), and (ii) an amount equal to the sum of (A) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Employee and otherwise payable as of the date of termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements earned by the Employee and otherwise payable as of the date of termination to the extent not theretofore paid (the “Accrued Benefits”). Notwithstanding the foregoing, and to the extent permitted by applicable law, the amount otherwise payable under (i) in the preceding sentence shall be reduced (but in any event not to an amount less than $0) by the amount of any severance, separation or similar benefit that the Company pays to the Employee as a result of the Employee’s termination, whether such payment is pursuant to statute, regulation, operation of law or a Company plan, policy, practice or other arrangement, as determined in good faith by the Board (or the Board’s Compensation Committee).

2.2	Termination for Any Other Reason. If the Employee’s employment with the Company is terminated under any circumstances other than those set forth under the definition of an “Eligible Termination” in Section 1.5, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation other than a Resignation With Good Reason, the Employee shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement.

2.3	Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes as legally shall be required to be withheld.

2.4	Certain Adjustments to Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the Company shall have the discretion to adjust the terms of such payment or benefit as it deems necessary, in a commercially-reasonable manner to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

2.5	Condition to Entitlement to Severance Benefits. In addition to the other terms and conditions of this Agreement, the Employee shall be eligible to receive Severance Benefits hereunder only if prior to the receipt of such benefits he executes a release of claims against the Company, its affiliates and other appropriate releasees, in a form reasonably acceptable to the Company.

Article 3. Unconditional Obligations; Dispute Resolution

3.1	General. The Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. Any dispute under this Agreement arising out of or relating to Section 2 hereof shall be settled by arbitration in accordance with this Section 3.

3.2	Commencement. Either party may serve upon the other party written notice that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such notice, the parties shall mutually appoint a disinterested arbitrator. If the parties are unable to agree upon a mutually acceptable arbitrator within the specified time to appoint such arbitrator, then an application for the appointment of an arbitrator may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association, or any successor thereto. If the American Arbitration Association or its successor shall fail to appoint an arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to any court of competent jurisdiction for the appointment of an arbitrator, and any such appointment so made shall be binding upon both parties hereto.

3.3	Applicable Rules and Procedures. The arbitration shall be conducted, to the extent consistent with this Section 3, in accordance with the then prevailing rules and procedures of the American Arbitration Association or its successor. The arbitrator shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties who shall have full right to cross-examine the experts and authorities. Unless otherwise agreed by the parties, any such arbitration shall take place in Boca Raton, Florida, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

3.4	Decision. The arbitrator shall render its award not later than thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. Such decision of the arbitrator shall be final and binding upon the parties hereto. In rendering its award, the arbitrator shall have no power to modify any of the provisions of the Agreement, and the jurisdiction and power of the arbitrator are expressly limited accordingly. Judgment may be entered on the award of the arbitrator and may be enforced in any court having jurisdiction.

3.5	Cost and Expenses. Each of the parties hereto shall bear all of its own fees, costs and expenses, including attorneys fees incurred by it in connection with any arbitration proceeding pursuant to this Section 3. Notwithstanding the foregoing, in the event any party fails to comply with the decision of the arbitrator and the other party undertakes any action(s) or proceeding(s) to enforce such compliance, all costs and expenses (including reasonable legal fees) incurred by the party seeking to enforce such compliance shall be borne by the party failing to so comply.

Article 4. Binding Effect: Successors

4.1	Non-Assignment. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or the Employee’s Division, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Article 5. Term of Agreement

5.1	Term. The term of this Agreement hereunder shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date; provided, that if a Change in Control shall occur at any time between the first anniversary of the Effective Date and the third anniversary of the Effective Date, the term of this Agreement shall be extended until the expiration of the Severance Period applicable to such a Change in Control.

Article 6. Restrictive Covenants

6.1	Confidential Information. The Employee hereby agrees that he shall not, at any time during the term of this Agreement (other than as may be required in connection with the performance by him of his duties hereunder) or thereafter, directly or indirectly use, communicate, disclose or disseminate any Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses in any manner whatsoever (except as may be required under legal process by subpoena or other court order), without the prior written consent of the Company. Such information shall include but is not limited to any and all information (verbal and written) of the Company or any of its subsidiaries or with respect to any of their activities including, but not limited to, information relating to the Company’s technology; research; test procedures and results; manufacturing process, machinery and equipment; financial information; products, identity of raw materials and services used; purchasing; trade secrets; coats; pricing; engineering; customers and prospects; marketing; and selling and servicing; provided, that Confidential Information shall not include information of a general, non-proprietary nature generally known in the industry and company specific information that in such form is or becomes publicly available other than through improper means in which the Employee participated or of which he has knowledge. Promptly following the termination of the Employee’s employment for any reason, the Employee shall return all property, credit cards, and materials, etc. belonging to this Company which are in the Employee’s possession or control.

6.2	Non-Solicitation Covenant. The Employee hereby agrees that he shall not, while employed by the Company during the term of this Agreement and for a period of twelve (12) months after any termination of such employment, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer (including those that are being actively solicited to become customers), creditor or supplier (each a “Solicited Person”) of the Company or any of its subsidiaries so that such person can start or develop a relationship with any other person. For purposes of this Section 6.2, a Solicited Person shall be deemed to include any person or entity who was an officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, creditor or supplier at any time during the six-month period prior to the Employee’s termination date.

6.3	Injunctive Relief, etc. The parties hereto acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 6; (ii) monetary damages would not be an adequate remedy for any such breach; and (iii) the Company shall be entitled to injunctive relief without being required to post a bond, in addition to any other remedies that it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims that the Employee may have against the Company or any of its subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Company of any of he rights under Section 6.

6.4	Scope of Restrictions. It is the intent of the parties that the covenants and restrictions contained in this Section 6 shall be enforced to the fullest extent sought. The Employee hereby acknowledges that said restrictions are reasonably necessary for the protection of the Company. Accordingly, it is hereby agreed that if any provision of this Section 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating or limiting the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

6.5	Nonexclusivity. The undertakings and obligations of the Employee contained in this Section 6 shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

6.6	Survival of Provisions of Section 6. It is understood and agreed that the provisions of this Section 6 shall survive the date of termination or expiration of this Agreement.

6.7	Effect on Company Obligations Under this Agreement. An asserted violation of the provisions of this Section 6 shall constitute a basis for deferring or withholding amounts or benefits otherwise payable to the Employee under this Agreement.

Article 7. Miscellaneous

7.1	Employment Status. Neither this Agreement nor any provision hereof shall be deemed to constitute a contract that in any way restricts the Company’s rights to make changes in personnel, compensation, benefits or other changes in managing the Company or any subsidiary or other affiliate thereof.

7.2	Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. Other than this Agreement, there are no agreements, oral or written, between the Company and its subsidiaries and the Employee with respect to severance or termination pay or benefits; provided that this Agreement shall not be deemed to affect any bonus payment due pursuant to Section 3 of the Letter Agreement.

7.3	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.4	Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addresses as follows:

(a) if to the Company:

Attn: Chief Executive Officer

Artesyn Technologies, Inc.

7900 Glades Road

Suite 500

Boca Raton, FL 33434-4105

(b) if to the Employee, to him at the address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.5	Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

7.6	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not bean included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

7.7	Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and on behalf of the Company.

7.8	Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Florida, without reference to conflict of laws provisions, shall be the controlling law in all matters relating to this Agreement.

Employee acknowledges that he/she has read the Agreement in its entirety, fully understands the Agreement, had either consulted with an attorney prior to signing the Agreement, or had the opportunity to consult an attorney prior to signing the Agreement and chose not to do so. The Employee understands that the Employer has entered into this Agreement in reliance on the Employee’s statement and acknowledgement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARTESYN TECHNOLOGIES, INC.

By:	/s/ Joseph M. O’Donnell
Joseph M. O’Donnell
Chairman, President & Chief Executive Officer

EMPLOYEE

Name:	/s/ Gary Larsen
Gary Larsen

Address: